Exhibit 99.1

China Education Alliance Announces Purchase 60% of Equity Interests of Harbin Tianlang Culture and Education School

Press Release Source: China Education Alliance, Inc. On Wednesday March 16, 2011, 7:00 am EDT

HARBIN, China, March 16, 2011 /PRNewswire-Asia-FirstCall/ -- China Education Alliance, Inc. ("China Education Alliance" or the "Company") (NYSE:CEU - News), a China-based education resource and services company, announced today that it purchased 60% of the equity interests of Harbin Tianlang Culture and Education School ("Tianlang") for RMB35,000,000. This acquisition is advantageous to China Education Alliance's comprehensive integration of its training programs. Tianlang currently has 5,000 students and generates an annual profit of RMB10 million.

Mr. Yu Xiqun, Chairman and Chief Executive Officer of China Education Alliance, commented, "The acquisition of Tianlang is the beginning of the implementation of the Company's National Expansion Plan. We plan to complete two to three similar acquisitions within one month after we acquired Tianlang. We have established offices in 27 provinces and cities nationwide. By thoroughly studying the market demand for training programs in different regions, as well as using our talented teachers, we hope to add 100 new teaching centers through establishment or acquisition within one year. We are confident that we will become one of the few large-scale educational institutions in China."

China Education Alliance, Inc. (http://www.chinaeducationalliance.com) is a fast-growing, leading, China-based company offering high-quality education resources and services to students ages 6 to 18 and adults (university students and professionals) ages 18 and over. For students ages 6 to 18, China Education Alliance offers supplemental, online exam-oriented training materials and onsite, exam-oriented training and tutoring services. The company provides online, downloadable famous-teacher resources and onsite, personalized instruction. All resources and tutoring services are provided by famous teachers within mainland China. The purpose of online exam-orientated resources and onsite tutoring is to help Chinese students (ages 6 to 18) pass the two most important and highly competitive exams in their educational career: the senior high school entrance and college entrance exams. For graduates and professionals age 18 and over, China Education Alliance provides vocational training including IT and several professional training programs.

Forward-Looking Statements

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations of signing new customers and contracts, developing new products, projected revenues and earnings, and the success of new products. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. China Education Alliance undertakes no obligation to update the forward-looking information contained in this press release.

For more information, please contact:

China Education Alliance, Inc.
Alice Lee Rogers, CFO
Tel: +1-626-379-5956
Email: alice@edu-chn.com

Christensen
Jenny Wu
Tel: +86 138 1041 7114
Email: jwu@christensenIR.com